EXHIBIT 10.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

(JEFFREY W. JONES)

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of this 10th day of February 2006, by and between Jeffrey W. Jones, an individual (“Executive”) and BIOLASE Technology, Inc., a Delaware corporation (the “Company”), with reference to the following facts:1

A.	The Company and Executive have entered into that certain agreement dated December 29, 2005 (the “Agreement”), which provides for the terms and conditions of the employment of Executive by the Company.

B.	The Company and Executive now desire to amend the Agreement to provide certain modified terms and conditions.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree to amend the Agreement as follows:

1.	Paragraph 11 of the Agreement shall be modified to now read:

Benefit Entitlement. Executive shall be entitled to receive the severance benefits specified in Paragraph 12 A. in the event the Company involuntarily terminates Executive’s employment other than for Cause or Executive resigns for Good Reason (providing the notice and allowing the Company to cure as provided in Paragraph 10. C.) or the additional severance benefits provided for in Paragraph 12. B. following a Change of Control (as specified in Paragraph 12. B.), as the case may be, conditioned upon Executive properly executing, and not revoking or attempting to revoke, a bilateral release of claims against the Company, its Board, its affiliates, and their employees and agents substantially in the form of Exhibit B or, in the event of a change in the law that would limit the effect of the release attached as Exhibit B, a general release that would have the same scope and effect as the release attached as Exhibit B (such release, the “Mutual Release”).

All severance payments made to Executive pursuant to Paragraph 12 shall be subject to all applicable withholding requirements as set forth in Paragraph 3. B. Upon Executive executing the Mutual Release, the Company agrees to execute the same, releasing any claims it may have against Executive, his heirs, his representatives, predecessors, successors, assigns, spouses, heirs, executors and trustees as set forth in the Mutual Release. Under no circumstances shall any severance payments/benefits be payable pursuant to this Part Two if Executive’s employment is terminated for Cause or Executive resigns for something other

[1]	Terms with initial letters capitalized and not otherwise defined herein have their respective meanings as set forth in the Agreement.

than Good Reason (as such term is defined in Paragraphs 10. B. and C., respectively) either following a Change of Control or otherwise, as the case may be.

2.	Paragraph 12 of the Agreement shall be modified to now read:

A. Immediately after Executive’s right to revoke the Mutual Release expires, and provided that Executive does not exercise any right he may have to revoke the Mutual Release within the statutory time frame for doing so, Executive shall be paid a lump sum equal to one (1) year’s worth of his annual Base Salary in effect for him under Paragraph 3. A. at the time of his involuntary termination Without Cause or his resignation for Good Reason (currently calculated at two hundred fifty thousand dollars ($250,000).)

B. Upon (i) a Change of Control, as defined in this Paragraph 12.B., and (ii) any termination of Executive’s employment (x) by Executive for Good Reason or (y) by the Company other than for Cause, during the eighteen (18) months following a Change of Control (the “Termination Date”) and in lieu of any obligation to pay or provide Executive with the severance payments and other severance benefits within the time or manner specified in Paragraph 12. A. of the Agreement and provided that Executive does not exercise any right he may have to revoke the Mutual Release within the statutory time frame for doing so (the effective date of such Mutual Release being referred to herein as the “Date of Vesting”), each of Executive’s unvested stock options, as well as all shares of restricted stock, shall immediately become fully vested and exercisable as of the Date of Vesting. Additionally, Executive shall be entitled to receive 100% of Executive’s then current annual Base Salary plus the full amount of Executive’s potential Performance Bonus Target for the current year, which amount shall become fully vested upon the Date of Vesting, and which shall be paid in one-time lump sum no later than two and one half (2 1/2) months following the Termination Date. Further, Executive shall be entitled to receive from the Company paid COBRA premiums and reimbursement for any out-of-pocket costs, fees, charges or expenses associated with Executive’s (and his dependents’) receipt of medical and dental treatment for the twelve (12) month period following the Termination Date. It is the intent of Executive and the Company that Executive be reimbursed for said out-of-pocket costs, charges or expenses, up to a cap of three thousand dollars ($3,000) for a full twelve (12) month period immediately following the Termination Date. Executive had not previously been granted such a benefit. Further, the Company shall pay to Executive, in a single lump sum no later than two and one half (2  1/2) months following the Termination Date, an amount equal to twelve (12) times the then-current monthly lease payment for Executive’s vehicle, plus an amount equal to the maintenance and insurance costs incurred by Executive for his vehicle during the preceding twelve (12) months. To the extent that it is permissible by law and in compliance with all plan rules, the Company shall continue to provide Executive with coverage under the Company’s group life insurance plan, accidental death and dismemberment plan and disability program during the twelve (12) month period following the Termination Date.

For purposes of the foregoing, a “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities; or (ii) approval by the stockholders of the Company of: (x) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (y) a complete liquidation or dissolution of the Company; or (z) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

C. Parachute Payment. If any payment or benefit the Executive would receive pursuant a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): (1) reduction of cash payments, (2) cancellation of accelerated vesting of equity awards, and (3) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards unless the Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. Alternatively, the Company may wish to retain its primary outside legal counsel to conduct said calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

The accounting or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting or law firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting or law firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

D. The severance benefits provided Executive under this Paragraph 12 are the only severance benefits to which Executive is entitled upon the termination of his employment with the Company, and no other benefits shall be provided to Executive by the Company pursuant to any other severance plan or program of the Company. Executive acknowledges and agrees that but for his execution of this Agreement, he would not be entitled to such benefits.

E. Notwithstanding the foregoing, if the Executive is deemed to be a “specified employee” within the meaning of such term in Section 409A of the Internal Revenue Code (“Code”) at the time of the Executive’s termination/resignation of employment with the Company, and the severance payment(s) described in this Paragraph 12 is deemed to be deferred compensation payable in connection with the separation from service of the Executive with the Company that is subject to the requirements of Section 409A of the Code, then such severance payment(s) shall be paid on the sixth (6) month anniversary following the date of Executive’s separation from the service with the Company to the extent required to comply with the distribution requirements of Section 409A of the Code.

3.

Entire Agreement; Inconsistency. This Amendment, together with the Agreement, constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof and supersedes all prior and contemporaneous written or verbal agreements and understandings between the Executive and the Company relating to such subject matter. This Amendment may only be amended by written instrument signed by Executive and an officer of the Company specifically authorized by the Board of Directors for such purpose. Any and all prior agreements, understandings or representations relating to severance benefits are terminated and cancelled in their entirety and are of no further force or effect.

4.	Counterparts. This Amendment may be executed in one or more counterparts, all of which together shall constitute one document.

IN WITNESS WHEREOF, this Amendment is made as of the date first written above.

BIOLASE Technology, Inc.

Name:	/s/ JEFFREY W. JONES	By:	/s/ RICHARD L. HARRISON
	Jeffrey W. Jones, an individual	Its:	Executive Vice President, Chief Financial Officer and Secretary